Exhibit 10.21

NOTE EXTENSION AGREEMENT

This Extension Agreement (the “Agreement”) is entered into as of June 27, 2024 by and between the Mary S. Dent Gifting Trust (the “Holder”) and HealthLynked Corp., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, on March 27, 2024, the Company issued to Holder an unsecured promissory note (the “Note”) with a face value of $350,000 and a Maturity Date (as defined in the Note) of June 27, 2024; and

WHEREAS, the Company and Holder wish to amend certain terms and conditions of the Note.

AGREEMENT

NOW THEREFORE, the Holder and the Company hereby agree as follows:

1.	The Maturity Date (as defined in the Note) is hereby amended from June 27, 2024 to December 27, 2024; and

2.	Interest on any unpaid Original Principal Amount (as defined in the Note) shall accrue at an annual rate equal to twelve percent (12%) through the date of this Agreement, at a rate of fifteen percent (15%) from June 28, 2024 though December 27, 2024, and at a rate of eighteen percent (18%) for any portion of the Original Principal Amount unpaid after December 27, 2024; and

3.	As consideration for this Agreement, the Company agrees to issue to Holder a ten-year warrant to purchase 393,750 shares of the Company’s common stock at an exercise price of $0.081 per share; and

4.	All other terms and conditions of Note shall remain unchanged; and

5.	The Company and Holder acknowledge that the Note is not in default and no default has occurred through the date hereof.

IN WITNESS HEREOF, the undersigned have executed this agreement as of the date first set forth above.

COMPANY:		HOLDER:

HEALTHLYNKED CORP.		THE MARY DENT GIFTING TRUST

By:	/s/ David Rosal	By:	/s/ Michael Dent
Name:	David Rosal	Name:	Michael Dent
Title:	Chief Financial Officer	Title:	Trustee